SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ___)*

                       Industrial Investment Corporation
                       ---------------------------------
                               (Name of Issuer)

                          Common Stock, No Par Value
                          --------------------------
                        (Title of Class of Securities)

                                  456 170 109
                                  -----------
                                (CUSIP Number)

             James A. Larpenteur, Jr., Pacwest Center, Suite 1800
                1211 S.W. Fifth Avenue, Portland, Oregon 97204
                                (503) 222-9981
             ----------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               December 31, 1984
                               -----------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ___.

Check the following box if a fee is being paid with the statement _x_. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                       (Continued on following page(s))

                               Page 1 of 7 Pages

CUSIP No. 456 170 109                 13D                     Page 2 of 7 Pages

1. Name of reporting person; S.S. or I.R.S. identification no. of above person.

        Donald P. Chvatal
        Fred Gullette
        Daniel P. Halloran

2.  Check the appropriate box is a member of a group.*

    (a)  _x_
    (b)  ___

3.  SEC use only.

4.  Source of funds.*
        BK, PF, and OO

5. Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ___
        Not applicable.

6.  Citizenship or place of organization.
        All members of the group are U.S. citizens.

Number of shares beneficially owned by each reporting person with:

    7.  Sole voting power.  None

    8.  Shared voting power.  313,497 shares

    9.  Sole dispositive power.  None

    10. Shared dispositive power.  313,497 shares

11. Aggregate amount beneficially owned by each reporting person.
        313,497 shares

12. Check box if the aggregate amount in row (11), excludes certain shares.*
    ___
    Not applicable

13. Percent of class represented by amount in row (11).
    42.2%

14. Type of reporting person.*
    00 (Group made up of individuals)

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                     Statement in Response to Schedule 13D
                     -------------------------------------

Item 1.  Security and Issuer.
         -------------------

    The class of securities to which this Statement relates is the common stock, no par value, of Industrial Investment Corporation, an Oregon corporation ("Industrial Investment" or the "Company"), whose address is 5600 N.E. Hassalo St., Portland, Oregon 97213.

Item 2.  Identity and Background.
         -----------------------

    (a) Messrs. Donald P. Chvatal, Daniel P. Halloran and Fred Gullette (the "Group"), three individuals bound together by a stock voting agreement dated November 21, 1984 (the "Voting Agreement"), which is set forth as Section 10 of the Settlement Agreement Regarding Claims Against Industrial Investment attached hereto as Exhibit A.

    (b) All three individuals in the Group are employed by Industrial Investment and have as their business address that set forth in response to
Item 1 above.

    (c) All three individuals in the Group are executive officers of Industrial Investment and have as their business address that set forth in the response to Item 1 above. Specifically, Mr. Chvatal is President, Mr. Halloran is Vice President and Mr. Gullette is Vice President and Secretary of the Company and all are Directors of Industrial Investment. Industrial Investment is engaged in the business of book distribution principally through two operating subsidiaries, Academic Book Center, Inc., an Oregon corporation, and Scholarly Book Center, Inc., an Illinois corporation.

    (d) None of the three individuals in the Group has been convicted within the last five years in a criminal proceedings, other than in a traffic violation or similar misdemeanor.

    (e) None of the three individuals in the Group has been subjected to a final decree or judgment in the last five years relating to a federal or state securities violation.
    (f)  All members of the Group are U.S. citizens.

Item 3.  Source and Amount of Funds or Other Consideration
         -------------------------------------------------

    In December, 1984, the Group purchased a total of 97,837 common shares in Industrial Investment from Mr. Keith Barker, who was at that time President of Industrial Investment; Mr. Chvatal purchasing 30,560 shares, Mr. Gullette purchasing 29,447 shares, and Mr. Halloran purchasing 37,830 shares. These purchasers were made with personal funds and borrowings by the respective individuals. Prior to these purchases, Mr. Halloran held 6,250 shares, Mr. Gullette 14,633, and Mr. Chvatal 13,520 shares. The borrowed funds for Mr. Chvatel were in the amount of $8,200 and were lent by the U.S. National Bank of Oregon. The price for these transactions in subsidiary stock was $0.52 per share. Mr. Halloran borrowed $8,095.62 in the form of financing by the seller, Mr. Barker. Mr. Gullette borrowed $6,301.66 in the form of financing by the seller, Mr. Barker. Both of these loans are secured with stock pledge agreements.

    Besides this purchase of some 97,837 shares from Mr. Barker, the three individuals in the Group and Mr. Barker each received another 60,419 shares, or a total 241,676 shares from Industrial Investment in exchange for their ownership interests in two operating subsidiary corporations of Industrial Investment, Academic Book Center, Inc. and Scholarly Book Center, Inc. For the purposes of this exchange, the per share price of Industrial Investment stock was ascertained to be $1.04. This exchange resulted from settlement of two Oregon state court lawsuits, both titled Chvatal, et al v. Industrial Investment, et al., Multnomah County Circuit Court Nos. A8403-01429 and 8403-01430.

     Taken together, the purchases from Mr. Barker, the Group's pre-existing stock ownership, and the exchange resulted in the Group and Mr. Barker collectively owning 437,996 shares of Industrial Investment, constituting 50.46 percent of Industrial Investment. Subsequent to the execution of the Settlement Agreement, Mr. Barker's stock was purchased by Scholarly Book Center, Inc., a wholly owned subsidiary of Industrial Investment, at a price of $0.428 per share pursuant to a Stock Purchase Agreement effective April 1, 1985. The purchase price is to be paid to Mr. Barker over a 5-year period ending October 1, 1990 and the unpaid balance is evidenced by a promissory note. The shares are pledged to secure the payment of the purchase price, and Industrial Investment has guaranteed payment. These transactions transferred effective control of the Company to the Group which now holds approximately
42.2 percent of the Company's outstanding shares.

Item 4.  Purpose of Transaction.
         ----------------------

    The purpose of the above stock purchases and exchange with Industrial Investment was to resolve a dispute between Messrs. Chvatal, Halloran and Gullette, on the one hand, and Mr. Barker and Industrial Investment, on the other, with regard to the ownership and distribution of income of the two operating subsidiaries. Essentially, Messrs. Chvatal, Halloran and Gullette argued that they had been deprived, in the past, of a fair participation in the profits of these subsidiaries. In settlement of the dispute, Mr. Barker and the Group equalized their ownership in the subsidiaries, Mr. Barker sold the Group a portion of his shares in Industrial Investment, and Industrial Investment exchanged new shares of its common stock for the minority interests of the Group and Mr. Barker in the subsidiaries, on a value for value basis, adjusted to reflect a $50,000 premium for the minority interests of the four of them. The settlement is more fully set forth in the Settlement Agreement Regarding Claims Against Industrial Investment attached as Exhibit A and the Settlement Agreement Regarding Claims Against Barker attached hereto as Exhibit
B. Mr. Barker later agreed to sell his remaining stock in Industrial Investment to Scholarly Book Center, Inc. A copy of the Stock Purchase Agreement is attached hereto as Exhibit E.

    As a result of the settlement, Messrs. Chvatal, Halloran and Gullette were elected to the Industrial Investment Board of Directors. Subsequently, Mr. Barker was elected Treasurer and Controller of the Company, Mr. Chvatal was elected President, Mr. Halloran was elected Executive Vice President of Industrial Investment and President of both operating subsidiaries, and Mr. Gullette was elected Secretary. Mr. Barker has since resigned as an officer and employee of Industrial Investment and its subsidiaries and did not stand for reelection as a director at the annual shareholders meeting held on May 7, 1985.

    (a) The Group has no present intention of acquiring any additional shares of the issuer or of disposing of any shares of the issuer, although it may in the future decide to acquire or dispose of additional shares;

    (b) Other than the corporate exchange described above, the Group has no present intention of having the issuer or any of its subsidiaries enter into any extraordinary corporate transaction, such as a merger, reorganization or liquidation, although it may in the future decide to enter into such an extraordinary corporate transaction and is in the process of establishing an employee stock ownership plan for the issuer;

    (c) The Group has no present intention of selling or transferring a material amount of the assets of the issuer or any of its subsidiaries, although it may in the future decide to sell or dispose of such assets;

    (d) Pursuant to the Voting Agreement and in their capacity as Directors, the reporting persons intend to cause the Board of Directors to nominate each other as Directors, but have no present intention of making any further changes in the Board of Directors or management of the issuer, although they may in the future decide to institute additional changes in this regard;

    (e) The Group has no present intention of making any material change in the present capitalization or dividend policy of the issuer, although it may in the future decide to make such a material change;

    (f) The Group has no present intention of making any material change in the issuer's business or corporate structure, although it may in the future decide to make such changes;

    (g) The Group has no present intention of making any changes in the issuer's charter, bylaws or instruments corresponding thereto, other than certain revisions to the Bylaws to update, clarify and conform the Bylaws to law, or to take any actions

Page 5 of 7 pages - STATEMENT IN RESPONSE TO SCHEDULE 13D which may impede the acquisition of control of the issuer by any person, although it may in the future decide to make such changes;

    (h) The issuer is not presently listed on a national securities exchange or quoted in an inter-dealer quotation system of a registered national securities exchange and the Group has no intention of altering this situation, but may in the future determine to do so;

    (i) The Group has no present intention of rendering the Company's equity securities eligible for termination of registration pursuant to Section 12(g)(4) of the Securities & Exchange Act of 1934, although it may in the future decide to pursue such eligibility. (Mr. Barker and certain former Directors of the Company, before the election as Directors of Messrs. Halloran, Chvatal or Gullette, explored a possible reverse stock split during 1984, but the same is not currently being considered or pursued.); and

    (j) The Group has no intention of taking any other actions similar to those listed under Item 4 of the instructions for complying with Schedule 13D, although it may in the future decide to take such similar actions.

Item 5.  Interest in Securities of Issuer.
         --------------------------------

    (a) Messrs. Halloran, Chvatal and Gullette together beneficially own 313,497 common shares, constituting 42.2 percent of the outstanding shares of Industrial Investment. The shares are held of record as follows:

                                                       Percentage of
     Name                    Number of Shares        Outstanding Shares
     ----                    ----------------        ------------------

     Donald P. Chvatal            104,499                  14.1%
     Fred Gullette                104,499                  14.1%
     Daniel Halloran              104,499                  14.1%

As a result of the Agreements identified in Item 6 restricting the sale and voting of shares, each of the individuals have been deemed to be the beneficial owner of all of the shares held by the group (314,497 shares or 42.2% of the shares outstanding).

    (b) The Group has entered into the Voting Agreement binding them to vote together for the election of Directors, to offer to sell their shares to the Company and/or each other, prior to sale to a third party; to sell their shares to the Company and/or each other on death; and similar restrictions, all set forth in the Settlement Agreement attached hereto as Exhibit A. Hence, each of the three individuals in the Group has shared power to vote and a shared power to direct the disposition of 313,497 shares, constituting 42.3 percent of all common shares.

Page 6 of 7 pages - STATEMENT IN RESPONSE TO SCHEDULE 13D

    (c) Within the last 60 days, no transaction in Industrial Investment shares has been made by the Group.

    (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, common stock of Industrial Investment.

    (e) The reporting person has not ceased being the beneficial owner of more than five percent of the common stock of Industrial Investment.

Item 6.  Contracts, Arrangements, Understandings, or Relationships with Respect
         ----------------------------------------------------------------------
         to Securities of the Issuer.
         ---------------------------

    The Group, Mr. Barker, and Industrial Investment entered into court approved Settlement Agreements dated November 21, 1984, including the Voting Agreement among the four individuals and stock purchase/sale restrictions among Industrial Investment and the four individuals; a copy of such agreements are attached hereto as Exhibits A and B. Also, as mentioned in Item 3 above, Messrs. Halloran and Gullette each have pledged certain of their shares to Mr. Barker to secure obligations to him. Copies of such pledges are attached hereto as Exhibits C and D. Effective April 1, 1985, Mr. Barker, Industrial Investment, and Scholarly Book Center, Inc., entered into a Stock Purchase Agreement for the purchase of Mr. Barker's 124,499 shares in Industrial Investment. The shares are pledged to secure the purchase price payable under the Stock Purchase Agreement. A copy of the Stock Purchase Agreement is attached hereto as Exhibit E.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

    Attached hereto are copies of the following agreements and documents relating matters disclosed in this Statement:

    Exhibit A - Settlement Agreement Regarding Claims Against Industrial Investment;

    Exhibit B - Settlement Agreement Regarding Claims Against Barker;

    Exhibit C - Stock Pledge, Halloran to Barker;

    Exhibit D - Stock Pledge, Gullette to Barker;

    Exhibit E - Stock Purchase Agreement.

Page 7 of 7 pages - STATEMENT IN RESPONSE TO SCHEDULE 13D

    After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete, and correct.

                                          December 12, 1985


                                          /s/ Donald P. Chvatal  ###-##-####
                                          -------------------------------------
                                          Donald P. Chvatal


                                          /s/ Daniel P. Halloran  ###-##-####
                                          -------------------------------------
                                          Daniel P. Halloran


                                          /s/ Fred Gullette  ###-##-####
                                          -------------------------------------
                                          Fred Gullette